Exhibit 99.1

REAL INDUSTRY ANNOUNCES AT-THE-MARKET EQUITY OFFERING PROGRAM

Launch of Offering to Coincide with Company’s Addition to Russell Indexes

SHERMAN OAKS, Calif., June 25, 2015 – Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today announced that it has entered into a sales agreement and filed a prospectus supplement, pursuant to which the Company may offer and sell up to 1,700,000 shares of its common stock through an “at-the-market” offering program (“ATM Facility”). The shares will be offered through Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) as sales agent. As of the date of this press release, the ATM Facility has not been utilized, and no shares have been sold under the ATM Facility.

The offering under the ATM Facility is commencing with Russell Investments’ reconstitution of its comprehensive set of U.S. and global equity indexes. Real Industry is set to join the Russell Global®, Russell 3000® and Russell Microcap® Indexes at the conclusion of the Russell Indexes’ annual reconstitution, according to the preliminary list of additions posted on June 12, 2015. The final 2015 reconstitution of the Russell Indexes will take place after the market closes on June 26, 2015, and the final membership lists will be posted to the Russell Investments website, www.russell.com, on June 29, 2015.

Membership in the Russell Indexes remains in place for one year, and means automatic inclusion in the appropriate growth- and value-style indexes. Russell Investments determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

Craig Bouchard, Real Industry’s Chairman and CEO, stated, “We are pleased to join the Russell Indexes. Our inclusion will bring Real Industry increased exposure to the investment community, as well as the potential to broaden our stockholder base. The transition of the Real Alloy acquisition has gone smoothly, and ahead of our original timeline. As a result, we have begun preparations to grow the Company again, including this new offering.”

The Company intends to use the net proceeds from the ATM Facility, if any, for general corporate purposes, including, without limitation, the funding of future acquisitions, investments in its existing business operations, and working capital. The Company will determine, at its sole discretion, the timing and number of shares to be sold under the ATM Facility.  Cantor Fitzgerald will make any sales under the ATM Facility using its commercially reasonable efforts consistent with its normal trading and sales practices.

The Company has filed a registration statement (including a base prospectus, a post-effective amendment to the base prospectus and a related prospectus supplement, collectively, the “Prospectus”) with the Securities and Exchange Commission (“SEC”) for the offering of the shares of common stock described in this press release, which registration statement the SEC has declared effective. The ATM offering may be made only by means of the Prospectus. Prior to investing, prospective investors should read the Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. These documents may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or the agents will assist in accessing the Prospectus. Please direct requests to: Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 110 East 59th Street, New York, New York 10022, telephone: 212-829-7122.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of the Company’s common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Real Industry, Inc.	Page 2
June 25, 2015

About Real Industry, Inc.

Real Industry is a North America-based holding company seeking to invest its capital in large, well-managed and consistently profitable businesses concentrated primarily in the United States industrial and commercial marketplace. Real Industry has significant capital resources, and federal net operating loss tax carryforwards of more than $900 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s ability to raise additional capital through the ATM Facility, expansion and business strategies; anticipated growth opportunities; the amount of capital-raising necessary to achieve those strategies; utilization of federal net operating loss tax carryforwards; as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to the Company’s ability to successfully identify, consummate and integrate acquisitions and/or other businesses; the Company’s ability to successfully rebrand itself with a new name; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; the Company’s ability to successfully defend against current and new litigation and indemnification matters, as well as demands by investment banks for defense, indemnity, and contribution claims; the Company’s ability to access and realize value from its federal net operating loss tax carryforwards; the Company’s ability to identify and recruit management and directors; and other risks detailed from time to time in the Company’s SEC filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports filed on Forms 10-Q and 8-K.

Contact

Real Industry, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@realindustryinc.com